Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of Gifts International Holdings Limited on Form F-1 of our report dated October 21, 2024, with respect to the combined financial statements of Gifts International Holdings Limited and Subsidiaries as of March 31, 2023 and 2024 and for each of the years in the two-year period ended March 31, 2024, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ARK Pro CPA & Co
ARK Pro CPA & Co
PCAOB ID: 3299

Hong Kong, China
June 6, 2025